Exhibit 10.11

PERSONAL & CONFIDENTIAL

January 16, 2013

Andrea Mancuso

460 Herndon Parkway

Suite 150

Herndon, VA 20170

Dear Andrea:

As we discussed, PTGi would like to extend your employment to no earlier than the date that the Corporate Transition and Project Lightening have been completed or such other date as the company may establish at its discretion based upon its business needs (“Effective Date”). As a result, if you remain employed with the company through April 1, 2013, you will receive your remaining Project Lightning bonus in the amount of $20,834, payable on the next regularly scheduled payroll following April 1, 2013.

If you remain employed with the company through your Effective Date and sign the Separation and Release Agreement (“Release Agreement”) provided to you at the time of your separation, you will be entitled to the following:

a.	Severance Payment, which equals six (6) months of your then-current annual base salary, plus 100% of your bonus payout, prorated up to your Effective Date (“Severance Payment”); and

b.	COBRA premiums to be paid on your behalf by the company for a period of six (6) months. Thereafter, you may elect to continue your health, dental, and/or vision benefits under the provisions of COBRA at your own expense. These payments will be made in accordance with the terms in the Release Agreement.

Notwithstanding the foregoing, you shall not be entitled to the Project Lightning bonus on April 1, 2013 or your Severance Payment and COBRA benefits (with the exception of required COBRA) in the event of your termination for Cause, voluntary termination, death or disability prior to the Effective Date or respective payout date as outlined above. For purposes of this letter, “Cause” shall mean (i) dishonesty, fraud, misappropriation, embezzlement, willful misconduct or gross negligence with respect to the company; (ii) your conviction of, or nolo contendere or guilty plea to, a felony; (iii) your willful failure or refusal to satisfactorily perform your duties with the company; or (iv) your improper conduct substantially prejudicial to the company’s business.

Following the Effective Date, you will be paid for any accrued, but unused paid-time-off through the Effective Date. This letter does not constitute a contract of employment for any specific period of time and your employment with the company remains at-will.

The terms and conditions of this letter supercedes any and all prior letters and oral statements.

If you have any questions, please contact me at your convenience.

Sincerely,

/s/ John Filipowicz
John Filipowicz
General Counsel and Chief Administrative Officer